ENOVA CORPORATION
                1997 DEFERRED COMPENSATION AGREEMENT
                          FOR OFFICERS #3


     THIS AGREEMENT is made and entered into this ___ day of December, 1996, by and between Enova Corporation or any of its subsidiaries
(hereinafter "Company") and ____________________ (hereinafter
"Officer"), an elected Officer of Company.

                            WITNESSETH:

     WHEREAS, Company desires to provide Officer with the opportunity to defer base compensation and bonus that is payable for services to be rendered after the date of this Agreement and which, as a result of amendments to the Internal Revenue Code ("Code") made by the Tax Reform Act of 1986 ("1986 Tax Act"), cannot be contributed on Officer's behalf as Pretax Contributions to the San Diego Gas & Electric Company Savings Plan, which has been adopted by Company ("Savings Plan"); and

     WHEREAS, Company desires to match, as an additional Company contribution, a percentage of the Officer's base compensation and bonus deferred pursuant to this Agreement; and

     WHEREAS, Officer and Company desire that the payment of a portion of Officer's base compensation and bonus and the additional matching contribution be deferred pursuant to the terms and provisions of this Agreement.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. This Agreement shall be effective upon its execution by Company and Officer with respect to base compensation and bonus which would otherwise be payable to Officer for services rendered after such execution and shall continue in effect until this Agreement is terminated as provided herein. Officer shall be eligible to enter into this Agreement only if Officer has elected the maximum Basic Contribution under the Savings Plan for which Officer is eligible.

     2. Company shall credit to an account on Company's books, in Officer's name, that percentage of Officer's 1997 base compensation (in equal biweekly installments of whole dollar amounts) and 1998 bonus otherwise payable to Officer as may be specified by Officer in this Agreement's Election Form. The amount credited under this paragraph 2 may not exceed the percentage of Officer's 1997 base compensation and 1998 bonus that may be contributed as Pretax Contributions or After-tax Contributions under the terms of the Savings Plan (determined prior to any reduction of such percentage required under applicable law), reduced by any amount contributed by Officer as After-tax Contributions or on Officer's behalf as Pretax Contributions to the Savings Plan. Further, the amount credited under this paragraph 2 shall be limited to an amount which, when added to Company's matching contribution under paragraph 3 of this Agreement and all allocations to his or her accounts under the Savings Plan, does not exceed the maximum amount that could have been allocated to Officer's Savings Plan accounts pursuant to Section 415 of the Code, as in effect prior to the enactment of the 1986 Tax Act. For purposes of this paragraph 2, "base compensation and bonus" shall include Officer's Pretax Contributions to the Savings Plan. Company shall have the sole and complete authority to determine the maximum amount that may be credited under this paragraph 2.

     3. In addition, as amounts are credited to Officer's account under paragraph 2, Company shall also credit to Officer's account, as a matching contribution, an amount equal to the Company Matching Contributions that would have been contributed on Officer's behalf to the Savings Plan, if any, (reduced by Matching Contributions actually made to the Savings Plan for Officer) under the provisions of the Code prior to enactment of the 1986 Tax Act, if the amount deferred under paragraph 2 had been contributed to the Savings Plan as Pretax Contributions or After-tax Contributions.

     4. There shall be credited to Officer's account an additional amount equal to seven and eighty-five one-hundreths percent (7.85%) per annum computed on the balance in Officer's account as of the end of each month. Company reserves the right to increase or decrease from time to time such percentage credited with respect to amounts to be credited under paragraphs 2 and 3 to the account after the date of such increase or decrease, provided that upon a "change-in-control" (as defined in the Enova Corporation 1986 Long-Term Incentive Plan) no decrease will result in a percentage credited under the previous sentence of less than the last published interest rate shown in Moody's Average of Yields on Public Utility Bonds for a utility having a rating equivalent to Company.

     5. All amounts credited to Officer's account pursuant to paragraphs 2, 3, and 4 hereof shall be paid to Officer upon his or her termination of services as an Officer in the form and over the period specified by Officer on this Agreement's Election Form; provided, however, the Company's Board of Directors or Executive Compensation Committee may, in its sole discretion, provide instead for payment of the amount in Officer's account in a form and over a period determined by such Board or Committee except that the Board or Committee's authority and discretion to change the form or period of distribution shall terminate upon such a "change-in-control."

     6. In the event of Officer's death after installment payments to Officer have commenced hereunder, installment payments shall continue to be paid to the person(s) specified by Officer on the Election Form for the remainder of the period selected by Officer on the Election Form.
In the event of Officer's death before any payment has been made under this Agreement, Officer's account shall be distributed or commence to be distributed, as soon as administratively practicable after Officer's death, to the person(s) specified by Officer on this Agreement's Election Form in the form and over the period selected on such Election Form. The Board or Committee may, in its sole discretion, provide instead for payment of the amount in Officer's account to Officer's beneficiary in a form and over a period determined by the Board or Committee except that the Board or Committee's authority and discretion to change the form or period of distribution shall terminate upon such a "change-in-control."

     If Officer's spouse is the beneficiary, the annual amount of any installment payments under this paragraph 6 shall at least equal the entire annual income earned by the account and if the spouse dies prior to distribution of all amounts in Officer's account, all undistributed income on such account shall be distributed to the spouse's estate. Upon the death of Officer's beneficiary, the balance in Officer's account (after the application of the previous sentence, if the spouse is the beneficiary) shall be distributed to the person(s) designated by the beneficiary on a form provided by Company or, if no designation is made, to the beneficiary's estate.

     7. All amounts credited to Officer's account pursuant to paragraphs 2, 3 and 4 hereof may be used to purchase common stock of Enova Corporation or other equity securities, subject to the following conditions:

          a. All such purchases must be made through a stock equivalent tracking device, a "rabbi trust" or other similar instrument that causes the deferred amount not to become taxable;

          b. Equity securities of other entities may be purchased only if the Officer has met or is expected to meet, under the normal course of events, the Company's Enova Corporation stock ownership requirement;

          c.  If the Officer becomes subject to a higher Enova
Corporation stock ownership requirement, the Officer may retain any then current investment in equity securities of other entities, but shall not make additional purchases of other equity securities until the higher Enova Corporation stock ownership requirement has been met or is expected to be met under the normal course of events; and

          d. All such purchases must be made in accordance with applicable Company procedures, as they may be amended from time to time.

     8. No amounts credited to Officer's account may be assigned, transferred, encumbered, or made subject to any legal process for the payment of any claim against Officer, Officer's spouse or other beneficiary. In no event shall Officer, Officer's spouse, or other beneficiary have the right to recover any amount credited to Officer's account other than in accordance with this Agreement.

     9. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between Company and Officer or any other person. To the extent that any person acquires a right to receive payments from Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of Company. Except as provided in paragraph 7 of this Agreement, title to and beneficial ownership of any assets, whether cash or investments, which Company may earmark to pay the deferred compensation hereunder, shall at all times remain assets of Company and neither Officer nor any other person shall, under this Agreement, have any property interest whatsoever in any specific assets of Company.

     10. The existence of this Agreement shall not confer upon Officer the right to continue to serve as an Officer for any period of time.

     11. This Agreement shall be deemed to modify any provisions in an employment agreement between Officer and Company pertaining to the timing of payment of base compensation and bonus and, in the event of any conflict between this Agreement and such provisions of the employment agreement, this Agreement shall control.

     12. This Agreement may be terminated by Company upon thirty days' written notice to Officer. This Agreement will also terminate upon Officer's filing of an election of a Basic Contribution percentage which is less than the maximum for which he or she is eligible under the Savings Plan. Termination of the Agreement shall be applicable only with respect to base compensation and bonus payable to Officer on and after the first day of the calendar year following the date of termination. Funds previously deferred and credited (and income earned on such funds) will continue to be governed by the applicable year's Officer's Deferred Compensation Agreement Election Form and Section 4 of this Agreement.

     13. Officer acknowledges that Officer has been advised that Officer may confer with and seek advice from a tax or financial advisor of Officer's choice concerning this deferral. Officer further acknowledges that Officer has not received tax advice from Company nor has Officer relied upon information provided by Company in electing to make this deferral.

     IN WITNESS WHEREOF, this Agreement has been executed on the day and year written above.

OFFICER                             COMPANY



_______________________________     By ____________________________
Signature of Officer                Company _______________________
                                    Title _________________________